Exhibit 99.1

MRC Global Appoints Rob Saltiel as CEO

Andrew Lane Retires after Distinguished Career

HOUSTON, TX – March 9, 2021 – MRC Global Inc. (NYSE: MRC), the largest global distributor, based on sales, of pipe, valves and fittings and related products and services to the energy industry, today announced the appointment of Rob Saltiel as president and chief executive officer and as a member of the company’s board of directors effective as of March 15, 2021, succeeding Andrew Lane, who previously announced his retirement plans.

Rhys Best, MRC Global’s chairman of the board said, “As a company, we are celebrating our 100th anniversary this year. We are excited to have Rob join MRC Global to lead its growth through the company’s next chapter. Rob’s distinguished career in the energy sector includes US and international experience in upstream, downstream and power generation, and he has served as a prior CEO of two public companies. Rob is well suited to serve MRC Global’s existing customers’ businesses and their product needs and to identify and develop new markets and customers as the world transitions its energy infrastructure. We look forward to Rob’s leadership of MRC Global and his contributions to our company.”

Mr. Saltiel commented, “I am honored to accept the role as MRC Global’s next CEO. MRC Global is an excellent company with talented employees, a leading e-commerce platform, a global distribution network, a culture of customer service and a solid balance sheet. I look forward to working from the strong foundation established by my predecessor, Andrew Lane, and to helping our company grow for the benefit of our shareholders, employees, customers and suppliers.”

Mr. Best added, “Andrew Lane is retiring from the company after more than 12 years of dedicated service to the company. The MRC Global board of directors thanks Andrew for his leadership and service. Andrew has led the amazing transformation of our company from the merger of two family-owned, US-focused private companies to today’s global leader in the distribution of pipe, valves and fittings to the energy industry. He led the company through its successful IPO in 2012 and its e-commerce evolution as well as many acquisitions to build the company to what it is today. He has also led the company through significant external challenges, including the recent COVID-19 pandemic and its impacts on energy markets. We could not have asked for a steadier hand to lead the company through these volatile times, and we wish Andrew the best in his retirement.”

About MRC Global Inc.

MRC Global is the largest distributor of pipe, valves and fittings (PVF) and other infrastructure products and services to the energy industry, based on sales. Through approximately 230 service locations worldwide, approximately 2,600 employees and with 100 years of history, MRC Global provides innovative supply chain solutions and technical product expertise to customers globally across diversified end-markets including the upstream production, midstream pipeline, gas utility and downstream and industrial. MRC Global manages a complex network of over 200,000 SKUs and over 10,000 suppliers simplifying the supply chain for approximately 12,000 customers. With a focus on technical products, value-added services, a global network of valve and engineering centers and an unmatched quality assurance program, MRC Global is the trusted PVF expert. Find out more at www.mrcglobal.com.

Contact:

Monica Broughton Investor Relations
MRC Global Inc.
Monica.Broughton@mrcglobal.com 832-308-2847

# # #